Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

William Wright, Director of Investor Relations

Maury Taylor, Chairman and CEO

Dick Thon, Chief Financial Officer

952.476.9093

ProUroCare Medical Appoints New Director

(Minneapolis – May 24, 2006) ProUroCare Medical Inc. (PRRC-OTC-BB) a Minneapolis-based development stage medical device company developing and deploying innovative vision and sensing technologies to increase the safety and efficacy of diagnostic and therapeutic prostate procedures, announced today the appointment of Scott E. Smith as a member of the Company’s Board of Directors. Mr. Smith will serve as a Director, and will stand for re-election along with all other Directors at the Company’s 2006 Annual Meeting of Stockholders on July 18, 2006. Mr. Smith was also appointed as Chairman of the Audit Committee of the Board.

Since 2002 Mr. Smith has been employed by F-2 Intelligence Group (“F-2”), a company engaged in providing critical insights to multinational corporations and private equity clients on a broad range of strategic issues. From 2002 to 2005 Mr. Smith served as F2’s Director of Corporate Accounts, and is currently F2’s Regional Director for Private Equity. From 1991 to 2001 Mr. Smith was an Audit Partner for Andersen, a Big 5 accounting firm, serving management and the Audit Committees of both publicly and privately held companies. In addition to consultation on financial and accounting issues, Mr. Smith advised his clients on a broad range of issues including acquisitions and strategic planning. He was the lead partner on numerous IPO’s and served several public companies as the advisory partner. Prior to his 10 years as a partner, Mr. Smith was employed by Andersen from 1978-2001 in a variety of roles. Mr. Smith is a Certified Public Accountant and a Certified Management Accountant.

 “I am extremely pleased to welcome Scott Smith to the Board,” said Maurice R. Taylor, Chairman and Chief Executive Officer of ProUroCare. “Scott has over 25 years of experience in helping companies realize their potential and has achieved an extremely high level of success in his career. We believe he will be a strong contributor to ProUroCare’s future success, and I look forward to working with him to help the Company achieve its long-term strategic objectives.”

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative diagnostic and treatment approaches for male prostate disease and other genito-urinary related conditions. The company is primarily focused on its ProUroScanTM system, a tactile sensor technology used to identify prostate tissue abnormalities and map the prostate to assist the physician’s diagnostic process. In addition, ProUroCare is developing its ProUroVision™ proprietary vision technology for thermal therapy systems to aid in the treatment of prostate-related diseases.

###

ProUroCare Medical Inc.

One Carlson Parkway, Suite 124

Plymouth, MN 55447

Ph. 952.476.9093

Fax  952.476.9340

OTCBB:PRRC